Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 17, 2018
Registration Statement No. 333-212311-02

**PXG DETAILS** $1.38BN+ MBART 2018-1 (PRIME AUTO LOAN)

JOINT LEADS:	BNPP (struc), DB, SMBC
CO-MANAGERS:	TD, WELLS

CL	SIZE($MM)	WAL	M/S	E.FNL	L.FNL	PRICED	YLD	CPN	$PX
A-1	300.000	0.20	P-1/A-1+	01/19	08/19	2.35%	2.350	2.35	100.00000
A-2A	389.000	0.96	Aaa/AAA	02/20	04/21	EDSF+9	2.729	2.71	99.99663
A-2B	125.000	0.96	Aaa/AAA	02/20	04/21	1ML+9			100.00000
A-3	449.000	2.27	Aaa/AAA	10/21	01/23	IS+20	3.051	3.03	99.99616
A-4	121.950	3.58	Aaa/AAA	05/22	10/24	IS+28	3.177	3.15	99.97919

- Ticker:	MBART 2018-1	- Pricing Speed:	1.3% ABS to 5% Call
- Registration:	SEC Reg	- First Pay Date:	8/15/18
- Expected Ratings:	Moody's/S&P	- Expected Settle:	7/25/18
- Expected Pxg:	Priced	- ERISA Eligible:	Yes
- B&D:	BNPP	- Minimum Denoms:	$1k x $1k

Available Information
- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)
- Intex CDI (attached)
Intexnet
- Roadshow	: bpmbart181s Passcode: J9BK
: www.netroadshow.com Passcode: 2018MBART

- CUSIPS	A1:	58772RAA2, A-2A: 58772RAB0, A-2B: 58772RAC8,
	A3:	58772RAD6, A4: 58772RAE4

This message is for information purposes only. Do not disclose, distribute or reproduce without BNP Paribas’ written permission. Nothing herein constitutes a confirmation of trade terms, an offer or advice. BNP Paribas does not guarantee the accuracy or completeness of any information contained herein and accepts no fiduciary duty or liability for any loss in relation hereto. Any opinion or forecast herein is subject to change and should not be considered objective or unbiased. This summary information is not a research report nor prepared by BNP Paribas’ Research area. This message is not intended for retail clients nor for use by any person or entity in any jurisdiction where the distribution or use of such information would be contrary to relevant laws or regulations. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. BNP Paribas Securities Corp., a subsidiary of BNP Paribas, is a U.S. broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674